Exhibit 99.1

Dendreon Announces First Quarter 2014 Results

– Conference Call to be Hosted May 8, 2014 at 9:00 a.m. ET –

SEATTLE, May 8, 2014 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the first quarter ended March 31, 2014. Net product revenue for the quarter was $68.8 million compared to $67.6 million in the first quarter of 2013. Net loss in the first quarter of 2014 was $36.4 million, or $0.24 per share, compared to a net loss of $72.0 million, or $0.48 per share for the same period in 2013. As of March 31, 2014, Dendreon had approximately $170 million in cash, cash equivalents, and short-term and long-term investments.

John H. Johnson, chairman, president and chief executive officer of Dendreon, said, “This was the first quarter since the introduction of competition where we saw revenues grow as compared to the prior year, which confirms the progress we are making on a year-over-year basis. Achieving our first quarter results with fewer headcount, reduced expenses and streamlined marketing spend compared to the first quarter of last year speaks to our more efficient use of resources. We continue to work to accelerate our path to profitability, and remain focused on becoming cash flow breakeven as soon as possible.”

“During the first quarter, we saw our enrollments increase on a sequential basis. After stabilizing PROVENGE sales in the face of competition, we expect the second quarter to improve from the first quarter, as it did last year,” Mr. Johnson continued. “With the increasing amount of data surrounding PROVENGE along with a broader understanding of immunotherapy in cancer, we continue to see KOL support strengthening for PROVENGE, particularly in Europe following a successful European Association of Urology (EAU) meeting and the inclusion of PROVENGE in the new EAU prostate cancer guidelines.”

Recent Highlights:

•	PROVENGE® (sipuleucel-T) sales have continued to stabilize

•	Community urology, a key focus area, grew 28% overall year over year

•	Cost of goods sold was approximately $37 million, or 53% of revenue, down from approximately $43 million or 64% of revenue in the first quarter of 2013

•	Sales, general, and administrative expenses were approximately $39 million, down from approximately $62 million in the first quarter of 2013

•	Cash burn was $30 million, down significantly from the first quarter of 2013 and down slightly from the fourth quarter of 2013

•	Continued focus on targeted accounts

•	93 large accounts, up significantly from 54 in the first quarter of 2013

•	Competitive environment continued to evolve

•	Zytiga and Xtandi increasing competitive share in post-chemo setting

•	Increased competition in pre-chemo in oncology from Xtandi

•	Continue to see greatest impact of competition in small and low volume accounts across our market segments

•	Continued progress to make PROVENGE commercially available in Europe

•	Making PROVENGE available through Centers of Excellence, beginning with fewer than 10 centers

•	Goal is to have the first commercial patient treated in the fourth quarter of 2014

•	Preparing for discussions with European regulatory authorities regarding automation

•	Plan to expand further beyond Centers of Excellence once automation is approved

•	Inclusion of PROVENGE in the new EAU prostate cancer treatment guidelines, which recommend PROVENGE as a therapeutic option for patients with asymptomatic, minimally symptomatic mCRPC and support the fact that there was a significant overall survival benefit in the PROVENGE arm in the pivotal study, with an overall safety profile that was acceptable

•	Continued momentum with successful EAU meeting and strong KOL support; in addition, 70% of a panel of physicians in the European Journal of Cancer agreed that PROVENGE should be used prior to Xtandi and Zytiga

•	Addressing the Company’s convertible debt remains a top priority and the Company is exploring its options with advisors

•	Presented data from ongoing immuno-oncology trials at ASCO-GU, which further elucidate the product potency and mechanism of PROVENGE, in addition to investigational compound DN24-02 for the treatment of urothelial carcinoma

•	Completed enrollment in randomized Phase II study in high-risk urothelial carcinoma

•	Presented preliminary data from Phase II STAND study at the 29th Annual EAU Congress

Conference Call Information

Dendreon will host a conference call on May 8, 2014 at 9:00 a.m. ET. To access the live call, dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international); the conference ID number is 35049713. The call will also be audio webcast from the Company’s website at http://www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-855-859-2056 or +1-404-537-3406 for international callers; the conference ID number is 35049713. The replay will be available from 12:00 p.m. EST on Thursday, May 8, 2014, until 11:59 p.m. EST on Thursday, May 15, 2014. In addition, the webcast will be archived for on-demand listening for 90 days at www.dendreon.com.

PROVENGE Indication and Important Safety Information

PROVENGE® (sipuleucel-T) is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer. PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis. The most common adverse events (incidence greater-than or equal to 15%) are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company’s ongoing commitment to patients, Dendreon will conduct a registry of approximately 1,500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of PROVENGE in prostate cancer patients, cerebrovascular events were observed in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group.

For more information on PROVENGE, please see the full prescribing information at http://www.provenge.com or call 1-877-336-3736.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington, and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the expected benefits of the recent and prior restructurings, the timing and elements of the restructurings, the timing and form of related charges, the expected annual operating expense reductions, expectations and beliefs regarding Dendreon’s financial position, profitability and Dendreon’s ability to break even and achieve improved performance as a result of the restructurings, statements regarding sequencing studies, statements regarding studies to advance understanding of immunotherapy and the treatment of advanced prostate cancer, statements regarding biomarkers, expectations about automation or the early detection study, expectations about advancing our pipeline, expectations regarding reductions of cost of goods sold, expectations regarding reimbursement approvals of PROVENGE® in Europe or Dendreon’s ability to launch and commercialize PROVENGE in Europe, expectations regarding the presentation of clinical data, developments affecting Dendreon’s U.S. and global business and prospects, beliefs and expectations regarding potential revenue and earnings from product sales, including beliefs regarding Dendreon’s ability to grow sales, expectations regarding market size, target market, and market opportunity, beliefs regarding the impact of our direct to consumer advertising, expectations with respect to our sales force execution and effectiveness, progress generally on commercialization efforts for PROVENGE, and expectations about clinical trial enrollments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Dendreon’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer for a variety of reasons, including competing therapies, instability in our sales force, the risk that we cannot replace vacant sales positions on a prompt basis, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA or the EU on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our commercial operations to support the commercial launch of PROVENGE; the impact of competing therapies on sales of PROVENGE, the failure to achieve reimbursement approvals in Europe, manufacturing or quality difficulties, the dilution or other effects resulting from capital raising or debt restructuring transactions, disruptions or delays and other factors discussed in the “Risk Factors” section of Dendreon’s Annual Report on Form 10-K for the year ended December 31, 2013. All forward-looking statements are qualified in their entirety by this cautionary statement. Dendreon is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

CONTACT:

Dendreon Corporation

Corporate Communications

Lindsay Rocco, 862-596-1304

media@dendreon.com

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
	(unaudited)
Product revenue, net	$68,780	$67,580
Royalty and other revenue	—	14

Total revenue	68,780	67,594

Operating expenses:
Cost of product revenue	36,629	43,375
Research and development	13,995	18,448
Selling, general and administrative	39,389	62,446
Restructuring and contract termination	1,846	1,960

Total operating expenses	91,859	126,229

Loss from operations	(23,079)	(58,635)
Interest income	84	218
Interest expense	(13,426)	(13,629)
Other income	37	41

Net loss	$(36,384)	$(72,005)

Basic and diluted net loss per share	$(0.24)	$(0.48)

Shares used in computation of basic and diluted net loss per share	153,620	151,481

	March 31,	December 31,
	2014	2013
Balance Sheet Data:
Cash and cash equivalents	$90,097	$92,530
Short-term investments	65,056	87,092
Long-term investments	14,592	19,819

Total cash and cash equivalents, short-term investments and long-term investments	169,745	199,441
Trade accounts receivable	27,203	34,560
Inventory	63,223	54,346
Total assets	399,811	434,401
Convertible senior notes due 2016	566,057	559,122
Convertible senior subordinated notes due 2014	27,685	27,685
Total stockholders’ deficit	(286,255)	(247,651)

DENDREON CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
	(unaudited)
GAAP net loss	$(36,384)	$(72,005)
Non-GAAP adjustments:
Depreciation and amortization expense	6,558	7,762
Imputed interest related to the convertible senior notes due 2016	6,935	6,396
Restructuring and contract termination, including stock-based compensation expense	1,846	1,960
Other stock-based compensation expense (contra expense)	(1,811)	2,082

Non-GAAP net loss	$(22,856)	$(53,805)

Non-GAAP net loss per share- basic and diluted	(0.15)	(0.36)

Shares used in computation of basic and diluted net loss per share	153,620	151,481

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. Dendreon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Dendreon’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these items provides important insight into our operational results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators Dendreon management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.